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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                   FORM 8-A/A

                                 Amendment No. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934


                       MidAmerican Energy Holdings Company
             (Exact name of registrant as specified in its charter)



                  Iowa                                     94-2213782
----------------------------------------      ---------------------------------
(State of incorporation or organization)      (IRS Employer Identification No.)


   666 Grand Avenue, Des Moines, Iowa                        50309
----------------------------------------                   ----------
(Address of principal executive offices)                   (Zip Code)


         If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [x]

         If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

         Securities Act registration statement file number to which this form relates: N/A
        -------

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                         Name of each exchange on which
to be so registered                         each class is to be registered
-------------------                         ------------------------------

Preferred Stock Purchase Rights             New York Stock Exchange
                                            Pacific Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                             ----------------------
                                (Title of class)



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Item 1.  Description of Securities to be Registered.
         -----------------------------------------

         Reference is hereby made to the Registration Statement filed with the Securities and Exchange Commission on Form 8-A, dated March 12, 1999 (the "Original Form 8-A"), of MidAmerican Energy Holdings Company (the "Registrant") relating to the preferred share purchase rights distributed to the shareholders of the Registrant (the "Rights") in connection with the Rights Agreement, dated March 12, 1999 (the "Original Rights Agreement"), between the Registrant and ChaseMellon Shareholder Services, L.L.C., as rights agent (the "Rights Agent"). The Original Form 8-A is incorporated by reference herein.

         On August 18, 1999, the Board of Directors of the Registrant authorized the amendment and restatement of the Original Rights Agreement, resulting in the Amended and Restated Rights Agreement, dated as of September 14, 1999 (the "Amended Rights Agreement"), between the Registrant and the Rights Agent. The Amended Rights Agreement was adopted in the normal course of updating and extending the Original Rights Agreement which was scheduled to expire on November 30, 1999, and not in response to any acquisition proposal.

         In the Amended Rights Agreement, the Registrant has extended the expiration date of its rights plan to September 14, 2009, and has amended the rights plan to reflect currently prevailing shareholder rights plan terms. These amendments include, without limitation, the following: (a) the threshold level of beneficial ownership of the Registrant's common stock which triggers the exercisability of the Rights, the "flip-in" feature of the Rights and the "flip-over" feature of the Rights has been reduced from 20% to 15%; (b) the threshold level of beneficial ownership of the Registrant's common stock sought in a tender offer or exchange offer that triggers the exercisability of the Rights has been reduced from 30% to 15%; and (c) the exercise price of the Rights has been increased from $52 to $140.

         A copy of the Amended Rights Agreement is attached hereto as Exhibit 2 and is incorporated herein by reference. The foregoing discussion does not purport to be complete and is qualified in its entirety by reference to such
Exhibit 2.

Item 2.  Exhibits.
         --------

         2. Amended and Restated Rights Agreement, dated as of September 14, 1999 between MidAmerican Energy Holdings Company and ChaseMellon Shareholder Services, L.L.C., as rights agent, which includes as Exhibit A the form of the Amended and Restated Articles of Amendment to the Company's Amended and Restated Articles of Incorporation, as Exhibit B the form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Stock pursuant to the Rights Agreement.



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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                       MIDAMERICAN ENERGY HOLDINGS
                                       COMPANY



                                       By:      /s/  Steven A. McArthur
                                          --------------------------------------
                                          Name:   Steven A. McArthur
                                          Title:  Sr. Vice President and
                                                  Secretary



Dated as of September 14, 1999


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